Exhibit 99.1

Media Contact:

Kirstie Burden, Overstock.com, Inc.

(801) 947-5352

pr@overstock.com

Investor Contact:

Mark Harden, Overstock.com, Inc.

(801) 947-5409

ir@overstock.com

Overstock.com CEO Dr. Patrick M. Byrne to Take Medical Leave of Absence

Recommends Mitch Edwards to Board as Acting CEO

Salt Lake City, UT — April 11, 2016 - Overstock.com, Inc. (NASDAQ: OSTK) today announced its founder and CEO, Patrick M. Byrne, will take a personal leave of absence for medical reasons.  It is unknown if he will return to work.  Byrne recommended to the board of directors that the Acting CEO be Mitch Edwards, veteran internet and tech executive behind such firms as BitTorrent and Skullcandy, and most recently, general counsel of Overstock.com.

“Dear Owners,

‘I myself never surrendered. But they got my horse, and it surrendered.’

— Chief Dan George in Outlaw Josey Wales

I must take an indefinite medical leave of absence. The proximate cause is that for over a year I have been gutting it out through a Stage IV diagnosis of Hepatitis C, contracted (to save awkward questions) in 1984 in Xinjiang when a barefoot doctor sewed up a head wound under less-than-ideal conditions. I have finished treatment and think I have it beat but only time will tell.

Your firm is doing and will do well: I believe that in 2016 we will make $40 million GAAP Net Income (pre-tax) excluding net effect of blockchain efforts and the risk of declared recession.

I have recommended Mitch Edwards as Acting CEO. Mitch is an outstanding full-spectrum entrepreneur who has serving as our general counsel for six months and has learned our business, and understands our t0 efforts to revolutionize the capital markets.

I am intensely proud of my nearly 2,000 colleagues for having built a consistently profitable $2 billion e-tailer (on a fraction of the capital afforded our competitors).

Selah,

Patrick M. Byrne”

Edwards, has served as senior vice president and general counsel of Overstock.com since Aug. 2015. Prior to Overstock.com, Edwards served as the CFO & general counsel of Razer Inc., Skullcandy, Inc, and BitTorrent. Edwards started his career as a mergers and acquisitions and corporate securities lawyer at Shearman & Sterling in New York and San Francisco, was a Partner at Brobeck, Phleger & Harrison in Los Angeles, and has also worked at the White House and the United States Supreme Court. He received his undergraduate degree from Brigham Young University, where he was valedictorian, international business and law degrees from Oxford University, where he was a Marshall Scholar, and a law degree from Stanford Law School.

About Overstock.com

Overstock.com, Inc. (NASDAQ:OSTK) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, rugs, bedding, electronics, clothing, and jewelry. Additional stores within Overstock include Worldstock.com, dedicated to selling artisan-crafted products to help developing nations around the world, and Main Street Revolution, supporting small-scale entrepreneurs in the U.S. by providing them with a national customer base. Other community-focused initiatives include Farmers Market and pet adoptions.  Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock sells internationally under the name O.co and regularly posts information about the company and other related matters under Investor Relations on its websites (http://www.overstock.com and http://www.o.co)

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O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock and OVillage are registered trademarks of Overstock.com, Inc.   t0.com, O.biz and Space Shift, are also trademarks of Overstock.com, Inc.  Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact.  Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 8, 2016, and any subsequent filings with the SEC.

SOURCE Overstock.com, Inc.

Read: http://investors.overstock.com/phoenix.zhtml?c=131091&p=irol-newsArticle&ID=1784200